FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-19

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 04/23/21 14:44:51

To: [REDACTED]
Subject: NEW ISSUE CMBS: WFCM 2021-C59 *XA PRICING DETAILS*

WFCM 2021-C59 - PUBLIC NEW ISSUE

**XA PRICING DETAILS** $715.568 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS

& JOINT BOOKRUNNERS: WELLS FARGO SECURITIES, LLC

UBS SECURITIES LLC

BARCLAYS CAPITAL INC.

CO-MANAGER: ACADEMY SECURITIES, INC.

DREXEL HAMILTON, LLC

SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	FITCH/KBRA/S&P	SIZE($MM)^	SPD	YLD%	CPN%	$PRICE
X-A	AAAsf/AAA(sf)/AAA(sf)	553.951	T+110	2.5313	1.68927	11.8705

^Offered sizes net of RR

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$826,053,066
NUMBER OF LOANS:	63
NUMBER OF PROPERTIES:	99
WA CUT-OFF LTV:	58.3%
WA BALLOON LTV:	53.9%
WA U/W NCF DSCR:	2.36x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	3.968%
TOP TEN LOANS %:	45.0%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	3

LOAN SELLERS:	AREF(26.4%), LMF(18.8%), WFB(17.8%), UBS AG(13.1%), BSPRT(12.4%), BARCLAYS (11.5%)

TOP 3 PROPERTY TYPES:	OFFICE(36.2%), RETAIL(16.3%), INDUSTRIAL(15.7%)

TOP 5 STATES:	CA(17.1%), PA(10.9%), MI(10.1%), NY(8.3%), WA(5.9%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	ARGENTIC SERVICES COMPANY LP

DIRECTING CERTIFICATEHOLDER:	ARGENTIC SECURITIES INCOME USA LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED SETTLEMENT:	MAY 5, 2021

THIRD PARTY PASSWORDS
BBG and Trepp:
Dealname:	WFCM 2021-C59
Password:	2021C59

Intex:
Dealname:	WFC21C59
Password:	72resb5jjks5pqvsl1u1z

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and

Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing

wfs.cmbs@wellsfargo.com.

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